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                                                                   Exhibit 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                                                       As Adjusted  Note 11
                                                     Six Months  ----------------------------------------------------------------
                                                       Ended                         Years Ended December 31,
                                                      June 30,   ----------------------------------------------------------------
                                                        2006          2005         2004         2003         2002         2001
                                                   ------------- ------------ ------------ ------------ ------------ ------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    584,343  $ 1,057,654  $   911,840  $   724,508  $   683,364  $   475,128

  Fixed charges, excluding interest on deposits         317,505      463,209      281,244      267,379      301,518      321,059
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 901,848    1,520,863    1,193,084      991,887      984,882      796,187

  Interest on deposits                                  469,718      544,920      276,102      228,216      283,385      566,899
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $  1,371,566  $ 2,065,783  $ 1,469,186  $ 1,220,103  $ 1,268,267  $ 1,363,086
                                                    ============  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     82,459  $   106,333  $    61,256  $    81,070  $   150,310  $   188,587

     Long-term borrowings                               221,680      330,144      196,440      163,348      127,343      110,842

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           13,366       26,732       23,548       22,961       23,865       21,630
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       317,505      463,209      281,244      267,379      301,518      321,059

     Interest on deposits                               469,718      544,920      276,102      228,216      283,385      566,899
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    787,223  $ 1,008,129  $   557,346  $   495,595  $   584,903  $   887,958
                                                    ============  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           2.84 x       3.28 x       4.24 x       3.71 x       3.27 x       2.48 x

  Including interest on deposits                           1.74 x       2.05 x       2.64 x       2.46 x       2.17 x       1.54 x
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